EXHIBIT 2.2


[LETTERHEAD OF S&P CAPITAL IQ]


                                55 Water Street
                               New York, NY 10041


April 17, 2014

Invesco Unit Trusts
1 Parkview Plaza, Suite 100
Oakbrook Terrace, IL 60181
Att: Jack Tierney
    Executive Director
    Director of Unit Trust Product Research, Development and Management

Re:  Global Dividend Sustainability Portfolio

Gentleman:

We refer to that certain Agreement by and between Standard & Poor's Investment Advisory Services, LLC ("SPIAS") and Invesco Capital Markets, Inc. (f/k/a Van Kampen Funds Inc. and referred to herein as "Invesco"), effective as of January __, 2009 and as amended, (the "2009 Advisory Services Agreement"). Pursuant to the 2009 Advisory Services Agreement, SPIAS provides certain stock selections from the S&P 500 Dividend Aristocrats Index and licenses certain trademarks to Invesco for use in Invesco's unit investment trust known as the "Dividend Sustainability Portfolio". Invesco now desires to apply the strategy used by the Dividend Sustainability Portfolio in a multi-strategy unit investment trust as described below (the "Global Dividend Sustainability Portfolio"). In order to effectuate to the foregoing, effective as of May 1, 2014 (the "Effective Date"), SPIAS and Invesco hereby agree to supplement the terms and conditions of the 2009 Advisory Services Agreement as set forth in this Letter Agreement (this "Letter Agreement"). Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meaning ascribed to them in the 2009 Advisory Services Agreement.

The Global Dividend Sustainability Portfolio.
---------------------------------------------

The Global Dividend Sustainability Portfolio will invest in a portfolio of stocks of foreign and domestic companies by applying three separate specialized strategies as follows: (1) the strategy used by Invesco's Dividend Sustainability Portfolio (the "Dividend Sustainability Strategy") will comprise sixty percent (60%) of the investments initially made by the Global Dividend Sustainability Portfolio; (2) the strategy used by Invesco's International Dividend Sustainability Portfolio (the "International Sustainability Strategy") will comprise twenty percent (20%) of the investments initially make by the Global Dividend Sustainability Portfolio; and (3) the strategy used by Invesco's European Dividend Sustainability Portfolio (the "European Sustainability Strategy") will comprise twenty percent (20%) of the investments initially make by the Global Dividend Sustainability Portfolio. The Global Dividend Sustainability Portfolio and the strategies employed by the Global Dividend Sustainability Portfolio are further described in the registration statement, as filed with the United States Securities and Exchange Commission.

License Fees
------------

As consideration for the use of the Dividend Sustainability Strategy for the Global Dividend Sustainability Portfolio as set forth above, Invesco, on behalf of the Global Dividend Sustainability Portfolio, will pay SPIAS an annual fee (the "Global Dividend Sustainability Fee") equal to a total of ___________ of the daily net assets of the Global Dividend Sustainability Portfolio that are invested in the Dividend Sustainability Strategy. Invesco shall pay the Global Dividend Sustainability Fee in accordance with the terms set forth in Section 5 of the 2009 Advisory Services Agreement. For the avoidance of doubt, nothing in this Letter Agreement shall modify or amend the annual fee paid by Invesco to SPIAS or the payment terms related thereto under the 2009 Advisory Services Agreement in connection with assets invested in the Dividend Sustainability Portfolio.

Parts 2A and B of SPIAS's Form ADV.
-----------------------------------

Concurrently with the execution of this Letter Agreement, Invesco hereby acknowledges receipt of Parts 2A and 2B of SPIAS' Form ADV and also confirms having read and understood the sections setting forth the various procedures, understandings and conflicts of interest relating to Client's relationship with SPIAS and SPIAS' relationship with its affiliates. Parts 2A and 2B of SPIAS' Form ADV is attached hereto and incorporated herein as Exhibit A.

Except as expressly stated otherwise in this Letter Agreement, all of the obligations applicable to the Dividend Sustainability Portfolio under the 2009 Advisory Services Agreement shall extend to the Global Dividend Sustainability Portfolio.

Except as expressly modified in this Letter Agreement, all other terms and conditions of the 2009 Advisory Services Agreement shall remain in full force and effect.

Agreed to and accepted by:




STANDARD AND POOR'S ADVISORY SERVICES LLC

By:
Name:
Title:


INVESCO CAPITAL MARKETS, INC.

By:
Name:
Title:




                                   Exhibit A
                       Parts 2A and B of SPIAS's Form ADV